Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-33730, 333-154640, and 333-157308) and Form S-8 (File Nos. 333-91589, 333-100515, 333-143502, and 333-160112) of MetroCorp Bancshares, Inc. of our report dated March 15, 2011 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 19, 2012